Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES SEPTEMBER CASH DISTRIBUTION
     DALLAS, Texas, September 19, 2008 - U.S. Trust, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.246754 per unit, payable on October 15, 2008, to unit holders of record on September 30, 2008.
     This month’s distribution decreased due to lower oil and gas production and an increase in capital costs. This would primarily reflect production for the month of July. Prior period adjustments were included in this month’s distribution. These were extraordinary adjustments concerning the timing of posting prior period revenues.
     The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions. Since all production comes from wells that are primarily based in West Texas, the recent hurricanes would not affect the production activities.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 56,763 bbls and 325,305 mcf. The average price for oil was $132.43 per bbl and for gas was $13.96 per mcf. Capital expenditures were approximately $997,120. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (bbls)	Gas (mcf)	(per bbl)	(per mcf)
Current Month	56,763	325,305	$132.43	$13.96

Prior Month	72,226	343,380	$127.94	$12.76
     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free — 877.228.5085